EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES NOVEMBER CASH DISTRIBUTION

Dallas, Texas, November 18, 2022 – Simmons Bank, as Trustee of the Hugoton Royalty Trust (OTCQB:HGTXU) (the “Trust”), today declared a cash distribution to the holders of its units of beneficial interest of $0.066725 per unit, payable on December 14, 2022, to unitholders of record on November 30, 2022. The following table shows underlying gas and oil sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas and oil sales volumes attributable to the current month were primarily produced in September.

	Underlying Sales Volumes (a)		Average Price
	Gas (Mcf)	Oil (Bbls)	Gas (per Mcf)	Oil (per Bbl)

Current Month Distribution	811,000	15,000	$8.41	$84.06

Prior Month Distribution	841,000	15,000	$8.45	$94.15

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the Trustee that it has deducted development costs of $550,000, production expense of $1,668,000 and overhead of $1,072,000 in determining the royalty calculation for the Trust for the current month.

Development Costs

XTO Energy has advised the Trustee that it has elected to participate in the development of a non-operated well in Major County, Oklahoma. The well was proposed by Comanche Exploration Co. LLC under a joint operating agreement. XTO Energy has advised the Trustee that development costs for the well are anticipated to be approximately $5 million underlying ($4 million net to the Trust), and that drilling commenced late September 2022 and is expected to be completed in the first quarter of 2023. However, no assurances can be made as to the estimated costs or timing to complete the well. XTO Energy has advised the Trustee that the Trust has not yet incurred development costs related to this well. The Trustee and XTO Energy will continue to provide material updates in subsequent communications.

Arbitration

As previously disclosed, XTO Energy advised the Trustee that it reached a settlement with the plaintiffs in the Chieftain class action royalty case. On July 27, 2018, the final plan of allocation was approved by the court. Based on the final plan of allocation, XTO Energy advised the Trustee that it believes approximately $24.3 million in additional production costs should be allocated to the Trust. On May 2, 2018, the Trustee submitted a demand for arbitration seeking a declaratory judgment that the Chieftain settlement is not a production cost and that XTO Energy is prohibited from charging the settlement as a production cost under the conveyance or otherwise reducing the Trust’s payments now or in the future as a result of the Chieftain litigation. The Trust and XTO Energy conducted the interim hearing on the claims related to the Chieftain settlement on October 12-13, 2020. In the arbitration, the Trustee contended that the approximately $24.3 million allocation related to the Chieftain settlement was not a production cost and, therefore, there should not be a related adjustment to the Trust’s share of net proceeds. However, XTO Energy contended that the approximately $24.3 million was a production cost and should reduce the Trust’s share of net proceeds.

On January 20, 2021, the arbitration panel issued its Corrected Interim Final Award (i) “reject[ing] the Trust’s contention that XTO has no right under the Conveyance to charge the Trust with amounts XTO paid under section 1.18(a)(i) as royalty obligations to settle the Chieftain litigation” and (ii) stating “[t]he next phase will determine how much of the Chieftain settlement can be so charged, if any of it can be, in the exercise of the right found by the Panel.” Following briefing by both parties, on May 18, 2021, the Panel issued its second interim final award over the amount of XTO Energy’s settlement in the Chieftain class action lawsuit that can be charged to the Trust as a production cost. The Panel in its decision has ruled that out of the $80 million settlement, the “Trust is obligated to pay its share under the Conveyance of the $48 million that was received by the plaintiffs in the Chieftain lawsuit by virtue of the settlement of that litigation. The Trust is not obligated by the Conveyance to pay any share of the $32 million received by the lawyers for the plaintiffs in the Chieftain lawsuit by virtue of the settlement.” XTO Energy and the Trustee are in the process of determining the portion of the $48 million that is allocable to Trust properties to be charged as an excess cost to the Trust, but estimate it to be approximately $14.6 million net to the Trust.

The reduction in the Trust’s share of net proceeds from the portion of the settlement amount the Panel has ruled may be charged against the Oklahoma conveyance would result in excess costs under the Oklahoma conveyance that would likely result in no distributions under the Oklahoma conveyance while these excess costs are recovered. This award completes the portion of the arbitration related to the Chieftain settlement. Excess costs on any individual conveyance would not affect net proceeds to the Trust on any of the other remaining conveyances.

Other Trustee claims related to disputed amounts on the computation of the Trust’s net proceeds for 2014 through 2019 and 2021 were bifurcated from the initial arbitration. Pursuant to the purchase and sale agreement entered into between the Trustee and XTO Energy, the parties had agreed to stay the arbitration from the date of execution of the purchase and sale agreement to the earlier of the termination of the purchase and sale agreement or closing date of the sale of assets. Effective August 22, 2022, the Trustee and XTO Energy mutually agreed to terminate the purchase and sale agreement. As a result of the termination, the stay of these arbitration proceedings between XTO Energy and the Trustee with respect to the Trust is lifted. The arbitration proceedings have recommenced and the hearing is currently scheduled for May 30-31, 2023.

For more information on the Trust, please visit our website at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and timing, and future net profits, could differ materially due to changes in natural gas and oil prices and other economic conditions affecting the gas and oil industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2021.

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Contact:	Nancy Willis Vice President Simmons Bank, Trustee 855-588-7839